STOCK TRADING PLAN

This Stock Trading Plan (the “Plan”) is being adopted for and in the interests of Citadel Equity Fund Ltd., by its portfolio manager, Citadel Advisors LLC (collectively with Citadel Equity Fund Ltd., the “Seller”), as of the date below, to facilitate the sale of shares of the common stock (the “Shares”) of E*TRADE FINANCIAL Corporation (“Issuer”) pursuant to the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (“Exchange Act”).

Seller desires to sell Shares.  To dispel any inference that the Seller is trading in the Shares on the basis of or when aware of material nonpublic information or that the trades in the Shares evidence Seller’s knowledge of material nonpublic information, Seller has determined to instruct Credit Suisse Securities (USA) LLC (“CSSU”) to sell a pre-determined amount of Shares pursuant to the formula described in Exhibit A.

Representations, Warranties and Covenants Regarding Compliance with Rule 10b5-1:

1.           As of the date of this Plan, the Seller is not aware of any material nonpublic information regarding the Issuer or its securities, is not subject to any legal, regulatory or contractual restriction or undertaking that would prevent CSSU from acting upon the instructions set forth in this Plan, is not aware that the Issuer is in a “pension plan blackout period” (as defined by Regulation BTR), and is not aware of the actual or approximate beginning or ending dates of a “pension plan blackout period.”

2.           The Seller is entering into this Plan in good faith and not as part of any scheme to evade the prohibitions of the Federal Securities Laws, including Rule 10b5-1 adopted under the Exchange Act.

3.           The Seller shall not, directly or indirectly, communicate any material nonpublic information relating to the Shares or the Issuer to any employee of CSSU.

4.           The Seller shall comply with all applicable laws, rules, and regulations relating to this Plan and the transactions contemplated by this Plan.

5.           The Seller shall not attempt to exercise any influence over and may not discuss with CSSU how, when, or whether to effect sales pursuant to this Plan (other than to confirm these instructions and describe them if necessary).

6.           The Seller has not entered into, and will not enter into or alter, any corresponding or hedging transaction or position in Shares of the Issuer or derivative securities thereof.

7.           The Seller has informed the Issuer of this Plan and has furnished the Issuer with a copy.

8.           The Seller acknowledges that CSSU may make a market in the Shares and will continue to engage in market-making activities while executing transactions on behalf of the Seller pursuant to the Plan; and

9.           The Seller agrees to inform CSSU as soon as practicable if the Seller becomes aware of any of the following:

i)           any subsequent restrictions imposed on Seller due to changes in the securities (or other) laws or of any contractual restrictions imposed on the Issuer that would prevent CSSU or Seller from complying with the Plan, and

ii)           the occurrence of any event as set forth in the Plan that would cause the Plan to be suspended or terminated under Section 16 or Section 21 of the Plan, respectively.

Representations, Warranties and Covenants Regarding Compliance with Registration Requirements

10.           Seller understands and agrees that if Seller is an affiliate or control person for purposes of Rule 144 under the Securities Act of 1933, as amended (“Securities Act”), or if the Shares subject to the Plan are restricted securities subject to limitations under Rule 144 or eligible for resale under Rule 145, then all sales of Shares under the Plan will be made in accordance with the applicable provisions of Rule 144.  To the extent that CSSU is selling Shares of the Issuer under Rule 144, then:

i)
Seller requests and authorizes CSSU to complete and file on Seller’s behalf any Forms 144 necessary to effect sales under the Plan and CSSU will complete and file such Forms 144.  CSSU will not file any Form 144 on behalf of Seller without Seller’s consent, after providing a reasonable amount of time to review and comments on the Form 144 prepared by CSSU.

ii)
Seller understands and agrees that, upon its prompt execution and delivery to CSSU of Form 144, CSSU will either: (a) make one Form 144 filing at the beginning of each three-month period commencing with the date of the first sale made in connection with the Plan, (b) file a Form 144 for each sale made in connection with the Plan, or (c) file at its discretion in compliance with the rules of the Securities Act.

iii)
Each Form 144 shall state the following: “This proposed sale is made pursuant to a plan intended to comply with Rule 10b5-1(c), previously entered into on [ insert plan adoption date], at which time the Seller was not aware of material nonpublic information.”

iv)
CSSU will conduct sales pursuant to Rule 144 or Rule 145 if appropriate, including applying Rule 144 volume limitations as if the sales under the Plan were the only sales subject to the volume limitations.

v)
Seller agrees not to take any action or to cause any other person or entity to take any action that would require Seller to aggregate sales of Shares subject to the Plan with any other sales of shares as may be required by Rule 144; and not to take any action that would cause the sales of Shares under the Plan not to comply with Rule 144 or Rule 145.

Stock Splits / Reincorporations / Reorganizations

11.           In the event of a stock split, reverse stock split, or stock dividend the quantity and price at which the Shares are to be sold will be adjusted proportionately.

12.           In the event of a reincorporation or other corporate reorganization resulting in an internal Issuer share-for-share exchange of new shares for the Shares subject to the Plan, then the new shares will automatically replace the shares originally specified in the Plan.

Representations and Covenants of CSSU

13.           CSSU shall use reasonable efforts, consistent with ordinary principles of best execution and reasonable brokerage judgment, and may exercise discretion as to price and time to sell Shares in accordance with the terms of this Plan.

14.           CSSU represents that it has implemented and will maintain reasonable policies and procedures, taking into consideration the nature of CSSU’s business, to ensure that individuals making investment decisions(including those effecting transactions under the Plan) will not violate the laws prohibiting trading on the basis of material, nonpublic information.

15.           [intentionally omitted]

Suspension

16.           Sales of Shares pursuant to the Plan shall be suspended where:

i)           trading of the Shares on the principal exchange or market on which the Shares trade is suspended for any reason;

ii)           CSSU reasonably determines that there is a legal, regulatory or contractual reason why it cannot effect a sale of Shares; or

iii)           CSSU is notified in writing by the Seller or the Issuer that a sale of Shares should not be effected due to legal, regulatory or contractual restrictions applicable to the Issuer or to the Seller (including without limitation, Regulation M).

17.           CSSU will resume sales in accordance with the Plan as promptly as practicable after (a) CSSU receives notice in writing from the Seller or the Issuer, as the case may be, that it may resume sales in accordance with the formula described in Exhibit A in the case of the occurrence of an event described in Section 16(iii) hereof or (b) CSSU determines, in its sole discretion, that it may resume sales in accordance with the formula described in Exhibit A in the case of the occurrence of an event described in Section 16(i) or 16(ii) hereof.

18.           To the extent applicable, shares allocated under the Plan for sale during a period that has elapsed due to a suspension under Section 16 hereof will be carried forward to be sold with the next amount of shares to be sold in accordance with the formula described in Exhibit A.

19.           In the event the formula described in Exhibit A provides for an amount of Shares to be sold during a given period pursuant to a limit order, Shares that would otherwise be permitted to be sold during that period but are not sold due to a suspension under Section 16 hereof, shall, upon lapse of the suspension, nonetheless be carried forward to be sold with the next amount of Shares to be sold in accordance with the formula described in Exhibit A.

20.           CSSU is released from all liability in connection with any suspension of sales made in accordance with Section 16 hereof.

Termination

21.           The Plan shall terminate on the earliest to occur of the following:

i)           the termination date specified in Exhibit A;

ii)           the completion of all sales in Exhibit A;

iii)           CSSU’s reasonable determination that: (a) the Plan does not comply with Rule 10b5-1 or other applicable securities laws; (b) Seller has not complied with the Plan, Rule 10b5-1 or other applicable securities laws relevant to the Plan; or (c) Seller has made misstatements in his representations or warranties in Sections 1-9 above that are false or materially inaccurate and has notified Seller thereof;

iv)           receipt by CSSU of written notice from the Issuer or Seller of: (a) the filing of a bankruptcy petition by the Issuer; (b)  a merger, recapitalization, acquisition, tender or exchange offer, or other business combination or reorganization resulting in the exchange or conversion of the Shares of the Issuer into shares of a company other than the Issuer; or (c) the conversion of the Shares into rights to receive fixed amounts of cash or into debt securities and/or preferred stock (whether in whole or in part); or

v)           receipt by CSSU of written notice of termination of the Plan from Seller where such termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 or other applicable securities laws.

Execution, Average Pricing and Pro Rata Allocation of Sales

22.           Seller agrees and acknowledges that:

i)           If Seller’s order to sell Shares pursuant to the Plan, whether market or limit, is handled by a CSSU trading desk, Seller’s order shall be handled as “not held”.  A “not held” or “working order” permits a CSSU trader to use reasonable brokerage judgment, exercising price and time discretion, as to when to execute the order.

ii)           CSSU may execute Seller’s order: (a) in a single transaction or multiple transactions during the course of the trading day, or (b) it may aggregate Seller’s order with other orders for other sellers of the Issuer’s securities that may or may not have been accepted pursuant to a Rule 10b5-1 sales plan, execute them as block or in multiple smaller transactions, and allocate an average price to each seller.

Indemnification and Limitation on Liability

23.           Seller agrees to indemnify and hold harmless CSSU and its directors, officers, employees and affiliates from and against all claims, losses, damages and liabilities, including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such claim, arising out of or attributable to CSSU’s actions taken in compliance with the Plan because of any breach by Seller of the Plan or any violation by Seller of applicable federal or state laws or regulations.  This indemnification shall survive the termination of the Plan.

24.           Notwithstanding any other provisions hereof, neither party shall be liable for: (a) any claims, losses, damages and liabilities arising from the gross negligence, bad faith or willful misconduct of the other party or any of its directors, officers, employees and affiliates; or (b) to the extent the exclusion is permitted by law, special, indirect, punitive, exemplary or consequential damages, or incidental losses or incidental damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen.

If Seller or its shareholders are subject to the reporting requirements of Section 16 of the Exchange Act of 1934, CSSU will provide information regarding open market transactions under the Plan to a designated third party in accordance with the instructions provided below.

25.           Seller authorizes CSSU to transmit information via facsimile and/or email regarding open market transactions under the Plan to:

Eric Markus
Wilmer Cutler Pickering Hale and Dorr LLP
Tel:  202-663-6733
Fax:  202-663-6363
e-mail:  eric.markus@wilmerhale.com

i)           Seller understands that reasonable efforts will be made to transmit transaction information for open market transactions under the Plan (purchase or sale) by close of business on the day of the purchase or sale, but no later than the close of business on the first trading day following the purchase or sale.

ii)           Seller acknowledges that CSSU (a) has no obligation to confirm receipt of any email or faxed information by the designated contact and (b) has no responsibility or liability for filing a Form 4 with the SEC or for compliance with Section 16 of the Exchange Act.

iii)           If any of the above contact information changes, or Seller wishes to terminate this authorization, Seller will promptly notify CSSU in writing.

Commissions

26.           Seller shall pay CSSU up to $0.01 per Share sold, with such amounts to be deducted by CSSU from the proceeds of sales under this Plan.

General

27.           This Plan shall be governed by and construed in accordance with the laws of the State of New York.

28.           This Plan may be modified or amended only by a writing signed by the parties hereto.

29.           The parties intend that Plan comply with Rule 10b5-1(c) under the Securities Exchange Act of 1934 and that the Plan be construed and applied accordingly.  If any provision of this Plan is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation.  All other provisions of this Plan will continue and remain in full force and effect.

30.           This Plan may be executed in one or more counterparts (including via facsimile or other electronic scan transmission), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

Seller authorizes and directs Issuer’s insider trading personnel to take all necessary steps to effect the instructions described in this Plan.

Citadel Equity Fund Ltd. By: Citadel Advisors LLC, its Portfolio Manager By: /s/ Adam C. Cooper Name: Adam C. Cooper Title: Authorized Signatory

Acknowledged and Agreed
this 11th day of August:
Credit Suisse Securities (USA) LLC

By: /s/ Anthony Kontoleon

Name: Anthony Kontoleon

Title: Managing Director

EXHIBIT A

Share Trading Formula

This Exhibit A may not be amended except in accordance with the Plan.

Disposition Program

Subject to the conditions and limitations set forth in this Exhibit A, on each trading day during the disposition period, CSSU shall sell a number of Shares of the Issuer’s Common Stock on a best efforts basis equal to the number "T" for such day calculated as set forth herein.

Defined Variables

Beginning of Disposition Period will be August 31, 2009

End of Disposition Period will be the first trading day that begins no less than 48 hours after the announcement of earnings for the Issuer for the third quarter (estimated to be October 26).

Estimated End of Disposition Period will be the first trading day that begins no less than two days after (a) the “ANN DATE” for PER 09:3 as provided by Bloomberg on the “Earnings Summary” page for ETFC (ETFC equity ERN) or (b) any other reliable source for the estimated announcement date for earnings by the company for its third quarter as determined by CSSU.

N equals number of days remaining in the disposition program defined as the number of trading days between the trade date and (a) the End of Disposition Period (if known) or (b) the Estimated End of Disposition Period.

S equals the number of shares remaining to divest. S shall initially be 120 million shares of ETFC common stock.

ADV equals the average daily trading share volume as reported by Bloomberg for the prior 20 trading days, using the equity Historical Table function (ETFC equity HP) (for example, for the period beginning 7/15/2009 and ending 8/11/2009, this value is 67,202,221)

ER(t) equals return(ETFC) / 7% - 0.25 * return(SCHW) / 3.5% - 0.25 * return(AMTD) / 3.5% - 0.3 * return(SPY) / 2% - 0.3 * return(XLF) / 3.5%
Where return equals close price (t) / close price (t-1) - 1;  in each case, as appropriately adjusted by CSSU for stock splits, reverse splits, stock dividends, rights offerings, spin-offs and cash dividends.

5DAY_WEIGHTED_ER equals ( 0.22 * ER(t-1) + 0.21 * ER(t-2) + 0.2 * ER(t-3) + 0.19 * ER(t-4) + 0.18 *ER(t-5) ) where t refers to the current day of trading (and t-1 means the immediately prior day of trading as described below under “NOTES”)

ADV_ADJUSTMENT equals 5DAY_WEIGHTED_ER  multiplied by (1 + RAND() ) / 1.5  where RAND() is the excel random number function, and such random number is generated by CSSU.

X equals the value from the lookup table below.

Value of X	Value of ADV_ADJUSTMENT
2.5	+1	< ADV_ADJUSTMENT	< Infinity
2.0	0	< ADV_ADJUSTMENT	< +1
1.0	-1	< ADV_ADJUSTMENT	< 0
0.5	-2	< ADV_ADJUSTMENT	< -1
0.0	-Infinity	< ADV_ADJUSTMENT	< -2
Day Indicator equals If RAND() > 0.9, then zero else one, where RAND() is the excel random number function, and such random number is generated by CSSU. ( RAND() >0.90 ) will be true (causing the traded amount to be zero) approximately 10% of all trading days

T, for each trading day, equals the number of shares to be sold on a best efforts basis. T is equal to the min( 1 / N * S * X, 15% * ADV, 30% * ADV minus the aggregate number of shares sold in the prior two trading days, S ) * Day Indicator. Min() is the excel minimum function. For the avoidance of doubt, if T is negative, no shares shall be bought

Notes

For the avoidance of doubt, each trading day, each of the variables are to be recomputed to the extent called for. Furthermore, any reference to t-N (such as t-1 or t-2) shall mean that number of trading days immediately preceding the time t. For example, t shall mean today, if such day is a trading day and t-1 shall mean the immediately preceding trading day. A trading day is any day on which NASDAQ is open for regular trading.

Other Limitations on Dispositions

Notwithstanding any other provision of this program, no sales of Issuer Common Stock are to be made below $1.20 per share.

For the period beginning on August 31, 2009 and ending September 15, no more than 31,565,295 shares of ETFC common stock shall be sold under this program; provided, however, that the restriction imposed by this paragraph shall not have any force or effect if the underwriters waive the restrictions in that certain lock-up letter dated June 17, 2009.

Copyright Citadel Securities LLC